As filed with the Securities and Exchange Commission on May 28, 2014.

Registration No. 333—

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Ship Lease, Inc.

(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

c/o Global Ship Lease Services Limited

Portland House

Stag Place

London SW1E 5RS

United Kingdom

+44 (0) 20 7869 8006

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738–6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lesley Peng, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455–2000 (Phone)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Common Shares, including preferred share purchase rights, par value $0.01(4)	—	—	—	—
Preferred Shares, par value $0.01(4)	—	—	—	—
Warrants(5)	—	—	—	—
Rights(6)	—	—	—	—
Debt Securities(4)(7)	—	—	—	—
Guarantees of Debt Securities(8)	—	—	—	—
Units(9)	—	—	—	—
Total Primary Offering	(1)	(2)	$500,000,000	$64,400(3)
Secondary Offering
Common Shares, par value $0.01	10,737,004(10)	4.01(11)	$ 43,055,386	$ 5,546(12)

Total			$543,055,386	$69,946

(1)	There are being registered hereunder such indeterminate number of common shares, preferred shares, warrants, rights, debt securities, guarantees of debt securities and units as will have an aggregate initial offering price not to exceed $500,000,000. This registration statement shall also cover any additional securities to be offered or issued from share splits, share dividends, recapitalizations or similar transactions.
(2)	With respect to the primary offering, the proposed maximum aggregate price for each class of securities to be registered is not specified pursuant to General Instruction II.D of Form S-3.
(3)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security. Global Ship Lease, Inc. has previously paid $58,050 with respect to $500,000,000 aggregate initial offering price of securities previously registered and remaining unissued under the Registration Statement on Form F-3 (333-172096), filed by Global Ship Lease, Inc. on February 7, 2011. Pursuant to Rule 457(p), such unutilized filing fees are being applied to the filing fee payable pursuant to this Registration Statement.
(4)	Also includes such indeterminate amount of debt securities and number of preferred shares and common shares as may be issued upon conversion of, or in exchange for, any other debt securities or preferred shares that provide for conversion or exchange into other securities.
(5)	Represents warrants to purchase preferred shares, common shares or debt securities (and any guarantees thereof as described herein) which may be issued by Global Ship Lease, Inc.
(6)	The rights to purchase common shares, preferred shares, warrants or debt securities will be offered without separate consideration.
(7)	If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(8)	The guarantees will be offered without separate consideration. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.
(9)	An indeterminate number of units as may from time to time be sold at indeterminate prices are being registered hereunder. Units may consist of any combination of the securities registered hereunder.
(10)	Pursuant to Rule 416(a) under the Securities Act of 1933, the number of common shares being registered on behalf of the selling shareholders shall be adjusted to include any additional common shares to be offered or issued from share splits, share dividends, recapitalizations or similar transactions.
(11)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per unit is estimated to be $4.05, based on the average of the high and low prices of the common shares as reported on the New York Stock Exchange on May 22, 2014.
(12)	Calculated in accordance with Rule 457(a) under the Securities Act of 1933.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Including Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices	Name, Address, Including Zip Code, and Telephone Number, Area Code, of Agent for Service
Global Ship Lease Services Limited	United Kingdom	n/a	Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 1 Limited	Republic of Cyprus	98-0582447	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 2 Limited	Republic of Cyprus	98-0582448	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 3 Limited	Republic of Cyprus	98-0582450	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 4 Limited	Republic of Cyprus	98-0582451	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 5 Limited	Republic of Cyprus	n/a	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 6 Limited	Republic of Cyprus	n/a	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 7 Limited	Republic of Cyprus	n/a	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 8 Limited	Republic of Cyprus	n/a	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Including Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices	Name, Address, Including Zip Code, and Telephone Number, Area Code, of Agent for Service
Global Ship Lease 9 Limited	Republic of Cyprus	98-0582454	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 10 Limited	Republic of Cyprus	98-0582455	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 12 Limited	Republic of Cyprus	98-0664367	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 13 Limited	Republic of Cyprus	n/a	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 14 Limited	Republic of Cyprus	98-1102892	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 15 Limited	Republic of Cyprus	n/a	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 16 Limited	Republic of Cyprus	n/a	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

Global Ship Lease 17 Limited	Republic of Cyprus	n/a	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

GSL Alcazar Inc.	Republic of the Marshall Islands	98-0664362	c/o Global Ship Lease Services Limited, Portland House, Stag Place, London, SW1E 5RS, United Kingdom, +(44) (0) 20 7869 8006	Puglisi & Associates 850 Library Avenue Suite 204 Newark, Delaware 19711 (302) 738–6680

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 28, 2014

PROSPECTUS

$500,000,000

Global Ship Lease, Inc.

Common Shares

Preferred Shares

Warrants

Rights

Debt Securities

Units

10,737,004 Common Shares

offered by selling shareholders

Through this prospectus, we may offer, from time to time, in one or more series:

•	our common shares;

•	our preferred shares;

•	warrants to purchase common shares, preferred shares or debt securities;

•	rights to purchase common shares, preferred shares, warrants, debt securities or units;

•	debt securities, which may be secured or unsecured senior debt securities and which may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus; and

•	units.

The aggregate offering price of the securities we issue under this prospectus may not exceed $500,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

In addition, certain principal shareholders may, from time to time, sell common shares, as described under “Selling Shareholders” and in any prospectus supplement. We will not receive any of the proceeds from the sale of these common shares by the principal shareholders.

Our Class A common shares are listed on the NYSE under the symbol “GSL.” We will provide information in the prospectus supplement for the trading market, if any, for any preferred shares, warrants, rights, debt securities or units that we may offer.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. Information contained on our website does not constitute part of this prospectus. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

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ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Global Ship Lease,” the “Company,” “we,” “our” and “us” refer to Global Ship Lease, Inc. and its wholly owned subsidiaries. “CMA CGM” refers to CMA CGM S.A., “initial Charterer” refers to CMA CGM in its capacity as a charterer of our vessels, and “Ship Manager” refers to CMA Ships, a wholly-owned subsidiary of CMA CGM and our current ship manager. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000 and the principal shareholders may sell up to 10,737,004 shares of our common shares. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

We use the term “TEU”, meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of Global Ship Lease’s containerships, which we also refer to as vessels. Unless otherwise indicated, we calculate the average age of Global Ship Lease’s vessels on a weighted average basis, based on TEU capacity.

ABOUT GLOBAL SHIP LEASE

Overview

Global Ship Lease is a Republic of the Marshall Islands corporation that owns a fleet of modern containerships of a range of sizes and whose business is to charter them out under long-term, fixed-rate charters to reputable container shipping companies to generate stable revenues and predictable cash flows.

Between December 2007 and August 2009, Global Ship Lease acquired from CMA CGM its current fleet of 17 vessels. All of the vessels were time chartered to CMA CGM for initial terms between five and 17 years. Two of the initial charters expired in September 2012 and were renewed with CMA CGM as charterer for approximately eight months. The charters were further renewed from May 1, 2013 and expire as early as April 2014. On January 31, 2014, CMA CGM gave notice of re-delivery of these two vessels, reserving its right to re-deliver them as early as the first half of April 2014. Excluding these two vessels, the TEU weighted average remaining term of its charters was 6.7 years at December 31, 2013 and TEU weighted average age was 9.8 years. Day-to-day technical ship management of its vessels is currently provided by CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to ship management agreements and under close supervision of Global Ship Lease’s management. In addition, there is an agreement to cap the reimbursement to CMA Ships by Global Ship Lease of certain vessel related costs incurred on its behalf.

On March 21, 2008, Global Ship Lease entered into a merger agreement pursuant to which Marathon Acquisition Corp. (“Marathon”) and Global Ship Lease, Inc., then a subsidiary of CMA CGM, would merge in two steps with and into GSL Holdings, Inc. (“GSL Holdings”), Marathon’s newly-formed, wholly owned Republic of the Marshall Islands subsidiary, with GSL Holdings (now renamed Global Ship Lease, Inc.) continuing as the surviving company incorporated in the Republic of the Marshall Islands (collectively, the “Merger”). On August 14, 2008, the Merger was consummated and the Class A common shares of Global Ship Lease became listed on the NYSE under the symbol GSL. Pursuant to the Merger, CMA CGM holds approximately 45% of the outstanding common shares of Global Ship Lease.

Global Ship Lease maintains its principal executive offices at: c/o Global Ship Lease Services Limited, Portland House, Stag Place, London SW1E 5RS, United Kingdom. Its telephone number is +44 (0) 20 7869 8006.

Our Fleet

Global Ship Lease’s fleet as of March 31, 2014 consisted of 17 containerships with an aggregate capacity of 66,349 TEU and a TEU weighted average age of approximately 10.1 years and a non-weighted average age of 11.1 years.

The table below provides information about Global Ship Lease’s current fleet. Each vessel is on charter to CMA CGM:

Vessel Name	Capacity in TEUs	Year Built	Purchase by GSL	Remaining Charter Term (1) (years)	Earliest Charter Expiry Date	Daily Charter Rate $
Ville d’Orion (2)	4,113	1997	Dec 2007	0.0	April 1, 2014	7,000
Ville d’Aquarius (2)	4,113	1996	Dec 2007	0.0	April 1, 2014	7,000
CMA CGM Matisse	2,262	1999	Dec 2007	5.7	Sept 21, 2019	15,300
CMA CGM Utrillo	2,262	1999	Dec 2007	5.7	Sept 12, 2019	15,300
Delmas Keta	2,207	2003	Dec 2007	3.7	Sept 20, 2017	18,465
Julie Delmas	2,207	2002	Dec 2007	3.7	Sept 11, 2017	18,465
Kumasi	2,207	2002	Dec 2007	3.7	Sept 21, 2017	18,465
Marie Delmas	2,207	2002	Dec 2007	3.7	Sept 14, 2017	18,465
CMA CGM La Tour	2,272	2001	Dec 2007	5.7	Sept 20, 2019	15,300
CMA CGM Manet	2,272	2001	Dec 2007	5.7	Sept 7, 2019	15,300
CMA CGM Alcazar	5,089	2007	Jan 2008	6.8	Oct 18, 2020	33,750
CMA CGM Château d’If	5,089	2007	Jan 2008	6.8	Oct 11, 2020	33,750
CMA CGM Thalassa	11,040	2008	Dec 2008	11.8	Oct 1, 2025	47,200
CMA CGM Jamaica	4,298	2006	Dec 2008	8.7	Sept 17, 2022	25,350
CMA CGM Sambhar	4,045	2006	Dec 2008	8.7	Sept 16, 2022	25,350
CMA CGM America	4,045	2006	Dec 2008	8.7	Sept 19, 2022	25,350
CMA CGM Berlioz	6,621	2001	Aug 2009	7.4	May 28, 2021	34,000

(1)	As at March 31, 2014. Plus or minus 90 days at charterer’s option, except Ville d’Orion and Ville d’Aquarius, which are plus or minus 30 days at charterer’s option.
(2)	On January 31, 2014, CMA CGM issued notices of redelivery for Ville d’Orion and Ville d’Aquarius. These gave CMA CGM the right to redeliver the vessels as early as between April 1 and April 15, 2014, on the expiration of the current charters, but does not preclude potential charter extension. We currently expect that one vessel will be redelivered towards the end of April 2014 and the other towards the end of May 2014. If an extension to the charters is not agreed, depending on market conditions, we may seek employment of these vessels with another charterer, lay them up or effect a sale.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider all of the information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference, including the risk factors incorporated by reference to our Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20–F for the year ended December 31, 2013, or our 2013 Annual Report, or included in any Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20–F or Report of Foreign Private Issuer on Form 6–K filed after the date of this prospectus that is incorporated by reference herein in evaluating an investment in us. If any such risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of any of our securities could decline, and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for repayment of indebtedness, for working capital, to make vessel acquisitions or for general corporate purposes. We will not receive any of the proceeds from the sale of common shares by the principal shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Three months ended March 31, 2014	Year ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)	1.2	2.7	2.5	1.4	—	2.7
Ratio of earnings to combined fixed charges and preferred share dividends (2)	1.2	2.7	2.5	1.4	—	2.7
Dollar amount (in thousands) of deficiency in earnings to fixed charges and earnings to combined fixed charges and preferred share dividends (3)	—	—	—	—	4,444	—

(1)	This data is unaudited for all periods presented. For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends:

•	“earnings” consist of pre-tax income from continuing operations prepared under United States generally accepted accounting principles (which includes non-cash unrealized gains and losses on derivative financial instruments including interest rate derivatives) plus fixed charges and net of capitalized interest;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized); and

•	“combined fixed charges and preferred share dividends” consist of fixed charges and preferred share dividends declared.

The ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus and has been calculated in accordance with SEC rules and regulations. This ratio is different from the ratios that we are required to maintain under our credit facility and may not be a ratio used by investors to evaluate our overall operating performance.

(2)	The dividend paid to holders of Series A preferred shares is presented as part of interest expense. Therefore, our ratio of earnings to combined fixed charges and preferred share dividends is equal to our ratio of earnings to fixed charges for all periods presented.
(3)	For the year ended December 31, 2010 the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends was less than one. This row presents the amount of the deficiency of earnings compared to fixed charges and earnings compared to combined fixed charges and preferred share dividends for this period.

DESCRIPTION OF CAPITAL SHARES

Authorized and Outstanding Shares

Under our articles of incorporation, our authorized shares consist of 250 million shares, par value $0.01 per share, consisting of (1) 214 million Class A common shares, (2) 20 million Class B common shares, (3) 15 million Class C common shares and (4) one million preferred shares.

As of March 31, 2014, 47,541,484 Class A common shares were issued and outstanding.

As of March 31, 2014, 7,405,956 Class B common shares were issued and outstanding.

As of March 31, 2014, no Class C common shares were issued and outstanding (on January 1, 2009, all issued Class C common shares were converted to Class A common shares).

1,000 Series A preferred shares were issued to CMA CGM as part of the consideration paid to it in connection with the Merger. As of March 31, 2014, 937 Series A preferred shares were outstanding.

As of March 31, 2014, no Class A warrants were outstanding. On September 1, 2013, 6,188,088 Class A Warrants which were convertible to Class A common shares at a price of $9.25 expired without being exercised.

As of March 31, 2014, no shares were held in treasury.

Share History

The following is a summary of the history of our share capital for the last four years. As of January 1, 2010, 46,680,194 Class A common shares and 7,405,956 Class B common shares were issued and outstanding.

Class A Common Share Issuances

Equity Incentive Plan. From January 1, 2010, to March 31, 2014, we have issued 861,290 Class A common shares in connection with the vesting of share grants awarded under our 2008 Equity Incentive Plan.

Series A Preferred Shares Redemption

The initial charters for two of our vessels, Ville d’Aquarius and Ville d’Orion expired in September 2012 and were renewed with CMA CGM until May 23, 2013 plus or minus 22 days at charterer’s option. As part of the agreement for replacement time charters for the vessels, we redeemed 63 Series A preferred shares of $48,000 each for $3,024,000 in July 2012.

Warrants

In addition to the expired Class A warrants, there were 39,531,348 Public Warrants previously outstanding which gave the holder the right to purchase one Class A common share at a price of $6.00 per share, which expired on August 24, 2010. There were 5,500,000 Sponsor Warrants previously outstanding which had similar terms to the Public Warrants except that the exercise had to be on a cashless basis, and these warrants also expired on August 24, 2010.

Transfer Agent

The registrar and transfer agent for the common shares is Computershare.

Listing

Our Class A common shares are listed on the NYSE under the symbol “GSL”.

Characteristics of Our Capital Shares, Articles of Incorporation and Bylaws

The following is a description of certain terms of our capital shares, articles of incorporation and bylaws that are in effect. You should read the applicable prospectus supplement relating to an offering of shares of our common shares, or of securities convertible, exchangeable or exercisable for shares of our common shares, for the terms of such offering, including the number of shares of common shares offered, the initial offering price and market prices and dividend information relating to our common shares.

Purpose

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Republic of the Marshall Islands’ Business Corporations Act (the “BCA”). Our bylaws contain certain provisions designed to ensure that we remain a tax resident outside the United Kingdom, including that our board of directors shall at all times include a majority of directors who are neither resident for tax purposes in the United Kingdom nor reside in the United Kingdom, and that meetings or actions of the board of directors shall not in any circumstances take place within the United Kingdom.

Common Shares

The common shares have the voting rights described below under “Voting” and the dividend rights described below under “Dividends”, subject to preferences that may be applicable to any outstanding preferred shares. Holders of our common shares do not have solely by reason thereof conversion or redemption rights or any preemptive rights to subscribe for any of our unissued securities pursuant to the articles of incorporation, other than the conversion of Class B common shares into Class A common shares as described below under “Conversion.” The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which may be issued in the future.

Preferred Shares

Our articles of incorporation authorize our board of directors to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;

•	the number of preferred shares in the series;

•	the preferences and relative participating option or other special rights, if any, and any qualifications limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series (subject to certain terms with regard to the policy of our board of directors regarding preferred shares).

The outstanding 937 Series A preferred shares have the following terms:

Ranking. The Series A preferred shares rank senior to the common shares and any class of equity securities issued by us which do not by their terms expressly provide that they are senior to or pari passu with the Series A preferred shares, with respect to dividend rights and rights upon our liquidation, dissolution or wind up.

Dividends. Cash dividends on the Series A preferred shares are payable when and as authorized by our board of directors, and will be equal to three-month LIBOR plus a spread of 2% per annum of the original issue price of $48,000 per share, payable quarterly on the last day of each fiscal quarter or at such other times as the board of directors shall determine.

Liquidation Preference. In the event of a liquidation of our assets, the holders of the Series A preferred shares are entitled to receive, prior and in preference to any distribution of the proceeds of the liquidation to holders of common shares (or any junior series of preferred shares) by reason of their ownership thereof, an amount per share equal to the sum of the original issue price of $48,000 per share plus accrued but unpaid dividends on such shares.

Redemption. The Series A preferred shares are mandatorily redeemable in eleven quarterly installments of approximately $4 million commencing on August 31, 2016 with a twelfth and final balancing payment on May 31, 2019.

Non-Voting. Except as required by law, the holders of Series A preferred shares have no voting rights.

Voting

The Class A common shares and the Class B common shares each have one vote and vote together as a single class except that any amendment to the articles of incorporation, including those made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized common shares of a class, increase or decrease the par value of common shares of a class, or alter or change the powers, preferences or rights of the class of common shares so as to affect them adversely, must be approved by the holders of not less than a majority of the votes entitled to be cast by the holders of such class of common shares then outstanding, voting separately as a class. Our directors are elected by the vote of the majority of the votes cast of the Class A and Class B common shares, voting as a single class with respect to each director. For purposes thereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. A majority of the Class A and Class B common shares in the aggregate shall constitute a quorum.

Dividends

The dividend rights of holders of Class B common shares are subordinated to those of holders of Class A common shares. Dividends, when declared, must be paid as follows:

•	firstly, to all Class A common shares at the applicable rate for the quarter;

•	secondly, to all Class A common shares until they have received payment for all preceding quarters at the rate of $0.23 per share per quarter;

•	thirdly, to all Class B common shares at the applicable rate for the quarter;

•	then, to all Class A and B common shares as if they were a single class.

The Class B common shares remain subordinated until we have paid a dividend at least equal to $0.23 per quarter per share on both the Class A and Class B common shares for the immediately preceding four-quarter period. Due to the requirements described above, Class B common shares cannot receive any dividend until all Class A common shares have received dividends representing $0.23 per share per quarter for all preceding quarters. The last quarter for which a dividend was paid was fourth quarter 2008.

Conversion

Should the notional arrearages of dividends on the Class A common shares be made up and a dividend at the rate of $0.23 per share be paid for four consecutive quarters, the Class B common shares convert to Class A common shares on a one-for-one basis. Also, each Class B common share will convert into a Class A common share on a change of control of the Company.

Directors

The number of persons constituting our board of directors shall not be less than one or more than twelve, as fixed from time to time by the vote of the holders of a majority of the outstanding common shares (subject to any rights of the holders of preferred shares) or by majority vote of the entire board of directors. Our board of directors will be divided into three classes that are as nearly equal in number as possible. The directors of each class are elected for terms of three years.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of the Marshall Islands. Special meetings may be called by the Chairman of our board of directors or by resolution of our board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions included in the articles of incorporation and bylaws may have anti-takeover effects. These provisions were intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

Authorized Preferred and Common Shares

The articles of incorporation authorize the issuance of one million blank check preferred shares with such designation, rights and preferences as may be determined from time to time by the board of directors. The board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control or the removal of its management. Moreover, our authorized but unissued common shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our articles of incorporation provides for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors are elected each year. This classified board of directors provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Removal of Directors; Vacancies

Our articles of incorporation provide that directors may be removed with cause upon the affirmative vote of holders of a majority of the common shares entitled to vote generally in the election of directors. The bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors.

No Cumulative Voting

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation provides otherwise. Our articles of incorporation prohibits cumulative voting.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called only by the Chairman of the board of directors or by resolution of the board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of the Marshall Islands and “interested shareholders,” the articles of incorporation includes applicable provisions that prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting shares that are not owned by the interested shareholder.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of our outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our common shares are primarily traded on a local or national securities exchange to fix the value of the shares.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in its name to procure a judgment in its favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are expressly authorized to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, an investment in our common shares may be adversely affected to the extent it pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

DESCRIPTION OF PREFERRED SHARES

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non–cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding–up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

See “Description of Capital Shares” in this prospectus for information about our issued and outstanding Series A Preferred Shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF THE WARRANTS

General Description of Warrants

We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants. The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number or principal amount of securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the warrants may be exercised;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	anti–dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number or principal amount of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date or on specified dates set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void unless the expiration date is otherwise extended in accordance with the terms of the applicable warrants. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until you exercise your warrants to purchase securities, you will not have any rights as a holder of such securities, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase common shares, preferred shares, warrants or debt securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

We will enter into a rights agent agreement with a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. A copy of the rights certificates relating to each series of rights will be filed with the SEC. The prospectus supplement relating to a particular offering of rights will describe the terms of the rights, including, among other things, the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued;

•	the exercise price payable for each common share, preferred share, warrant or unit of debt securities upon the exercise of the rights;

•	the number and terms of the common shares, preferred shares, warrants or units of debt securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence and the date on which the rights shall expire;

•	the extent to which the rights may include an over–subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

We may issue debt securities from time to time in one or more series, under an indenture to be dated as of a date on or prior to our initial issuance of the debt securities. The following description of debt securities sets forth certain terms and provisions of the debt securities to which any prospectus supplement may relate. The debt securities of any series may have the benefit of guarantees by one or more of our subsidiaries as set forth in the applicable prospectus supplement. Our senior debt securities would be issued under a senior indenture, and our subordinated debt securities would be issued under a subordinated indenture. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6–K or by a post–effective amendment to the registration statement of which this prospectus is a part.

The indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The particular terms of any series of debt securities and, if applicable, any guarantees of the debt securities of such series offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of any series of debt securities and, if applicable, any guarantees of the debt securities of such series will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Our statements below relating to the debt securities, the guarantees and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement and an applicable supplemental indenture, the senior debt securities and, if applicable, the guarantees thereof will be our and the guarantors’ direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our and the guarantors’ other unsecured and unsubordinated debt, and the subordinated debt securities and, if applicable, the guarantees thereof will be our and the guarantors’ unsecured obligations, subordinated in right of payment to the prior payment in full of all of our and the guarantors’ senior indebtedness with respect to such series, as described below under “Subordination of the Subordinated Debt Securities and Guarantees” and in the applicable prospectus supplement. The debt securities may be convertible into common shares or other securities if specified in the applicable prospectus supplement.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount or otherwise issued with original issue discount for U.S. federal income tax purposes. This prospectus describes, and the prospectus supplement relating to any original issue discount securities will describe, certain U.S. federal income tax consequences and other special considerations applicable to original issue discount securities. See “Certain U.S. Federal Income Considerations—Tax Consequences of Holding Debt Securities—Original issue discount” below for more information about original issue discount securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations (if any) applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which the series of debt securities will be issuable;

•	if the amount of principal of or any premium or interest on any series of debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•	if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any series of debt securities shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose;

•	if the principal of or any premium or interest on any series of debt securities is to be payable, at our election or a holder’s election, in one or more currencies or currency units other than that or those in which such securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such securities as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

•	if other than the entire principal amount thereof, the portion of the principal amount of any series of debt securities which shall be payable upon declaration of acceleration of the maturity;

•	if the principal amount payable at maturity of any series of debt securities will not be determinable as of any one or more dates prior to maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose;

•	any addition to or change in the events of default which applies to any series of debt securities and any change in the right of the trustee or the requisite holders of such securities to declare the principal amount due and payable;

•	any addition to or change in the covenants which apply to the applicable series of debt securities;

•	the applicability of the provisions described under “Defeasance;”

•	if the series of debt securities will be convertible into, or exchangeable for, our common shares or other securities, or subordinated in right of payment to our senior debt;

•	whether the debt securities will be guaranteed by any guarantors and, if so, the names of the guarantors of the debt securities and description of the guarantees;

•	if the debt securities or, if applicable, any guarantees of those debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security or pledge;

•	if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities and, if applicable, any guarantees.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. The guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. In the event that a series of guaranteed debt securities is issued, the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of our other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees, which may include provisions that allow a guarantor to be released from its obligations under its guarantee under specified circumstances or that provide for one or more guarantees to be secured by specified collateral.

Additional Mechanics

Form, Exchange and Transfer

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional registrar(s) or agents, they are named in the prospectus supplement. We may cancel the designation of any particular registrar or agent. We may also approve a change in the office through which any registrar or agent acts.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two–year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•	the successor (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands or any U.S. jurisdiction and assumes our obligations on the debt securities and under the indentures;

•	immediately before and after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

•	with respect to any guaranteed debt securities, each guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its guarantee shall apply to such person’s obligations under the applicable indenture and the debt securities; and

•	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

Modification and Waiver

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, we may modify or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to evidence the succession under the indenture of another person to us, or, if applicable, any guarantor, and to provide for its assumption of our obligations to holders of debt securities;

•	to add to the covenants of the Company or any Guarantor for the benefit of the Holders of all or any series of Securities or to surrender any right or power herein conferred upon the Company or any Guarantor;

•	to add any additional events of default;

•	to provide for the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate provisions of the indenture in respect of one or more series of securities, provided such addition, change or elimination shall become effective only when there is no such security outstanding;

•	to add a guarantee for the debt securities;

•	to secure the debt securities;

•	to establish the form or terms of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

•	to cure any ambiguity, defect or inconsistency; or

•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior debt.

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, other modifications and amendments of an indenture may be made by us and the applicable trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

•	modify the subordination provisions in the case of subordinated debt securities, or modify any conversion provisions, in either case in a manner adverse to the holders of the subordinated debt securities;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security;

•	following the making of an offer to purchase debt securities from any holder that has been made pursuant to a covenant in such indenture, modify such covenant in a manner adverse to such holder; or

•	except as expressly permitted by the indenture, modify or release the guarantees of any subsidiary that, at the date of determination, represents 10% or more of our consolidated total assets at the end of the most recent fiscal quarter for which financial information is available or 10% or more of our consolidated net revenues or consolidated operating income for the most recent four quarters for which financial information is available (a “significant subsidiary”) in any manner adverse to the holders of any debt securities.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance and Covenant Defeasance

We and, if applicable, any guarantors may be completely released from our payment and other obligations on the debt securities (called “full or legal defeasance”) or we, and if applicable, any guarantors, may be released from the obligations to comply with the restrictive covenants under the indenture (called “covenant defeasance”). The following discussion of defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

In order to elect defeasance or covenant defeasance we must put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss from U.S. federal income tax purposes.

If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Also, we and, if applicable, any guarantors, subject to certain conditions, may be released from our and, if applicable, any guarantors obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute an event of default, called covenant defeasance.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•	we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•	all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Events of Default

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, you will have special rights if an event of default occurs and is not cured, as described later in this subsection.

Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the term “event of default” means any of the following:

•	failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•	failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•	failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

•	failure to perform or comply with the provisions relating to mergers and similar events;

•	failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

•	any debt of ourself or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such debt unpaid or accelerated exceeds $40.0 million;

•	if applicable, the guarantee of any significant subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any guarantor that is a significant subsidiary, as the case may be, denies that it has any further liability under its guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the indenture;

•	any judgment or decree for the payment of money in excess of $40.0 million is entered against us or any significant subsidiary and remains outstanding for a period of 90 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series so long as certain amounts relating to overdue interest and principal otherwise due have been paid or deposited with the trustee and all other events of default have been cured or waived.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non–payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Subordination of the Subordinated Debt Securities and Guarantees

Subordinated debt securities issued and, if applicable, the guarantees thereof will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our and the guarantors’ senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or the guarantors or to our creditors, as such, or to our or the guarantors’ assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of us or the guarantors, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of our or the guarantors’ assets and liabilities,

then the holders of our or the guarantors’ senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our or the guarantors’ senior indebtedness, or provision will be made for the payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of our and the guarantors’ senior indebtedness will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other of our indebtedness being subordinated to the payment of our subordinated debt securities. This payment may be payable or deliverable in respect of our subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of our or the guarantors’ liquidation or insolvency, holders of our or the guarantors’ senior indebtedness and holders of our or the guarantors’ other obligations that are not subordinated to our or the guarantors’ senior indebtedness may recover more ratably than the holders of our or the guarantors’ subordinated debt securities.

Subject to the payment in full of all of our and the guarantors’ senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities applicable to our senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to our subordinated debt securities, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations.

The subordinated indenture provides that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by us, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

Concerning the Trustee

We will file with the trustee, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indentures (as to which the trustee is entitled to conclusively rely exclusively on an officers’ certificate from us).

The prospectus supplement relating to any series of debt securities will describe any other relationships we may have with the trustee.

The applicable indenture will contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture) it must eliminate such conflict or resign.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common shares, preferred shares, warrants, rights and debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common shares, preferred shares, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Shares,” “Description of Debt Securities,” “Description of the Rights,” and “Description of the Warrants,” will apply to each unit and to any common shares, preferred shares, warrant, right or debt security included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

SELLING SHAREHOLDERS

This prospectus also relates to the possible sale from time to time by Michael S. Gross and Marathon Founders, LLC, whom we refer to in this prospectus as the “principal shareholders,” of their 10,737,004 shares of our common shares that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The principal shareholders originally acquired the shares of our common shares included in this prospectus (a) in connection with the Merger; (b) in open market purchases between November 16, 2009 and November 30, 2009; and (c) in connection with grants of restricted share units as compensation that vested in six tranches between 2009 and 2014.

Information about the principal shareholders will be set forth in an applicable prospectus supplement. The principal shareholders may from time to time offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement. Certain of the principal shareholders are our affiliates.

An applicable prospectus supplement will set forth the name of each principal shareholder, the nature of any position, office, or other material relationship which any principal shareholder has had within the past three years with Global Ship Lease, Inc. or any of its predecessors or affiliates, the amount of our common shares owned by each principal shareholder prior to the offering, the amount of our common shares which may be offered for each principal shareholder’s account, and the amount and (if one percent or more) the percentage of our common shares to be owned by each principal shareholder after completion of the offering.

We will pay the fees and the expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of principal shareholders’ counsel. The principal shareholders will pay any underwriting or broker discounts and commissions incurred by the principal shareholders in selling their common shares.

The principal shareholders shall not sell any shares of our common shares pursuant to this prospectus until we have identified such principal shareholder and the shares of our common shares which may be offered for resale by such principal shareholder in a subsequent prospectus supplement. However, the principal shareholders may sell or transfer all or a portion of their shares of our common shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933.

BOOK-ENTRY DEBT SECURITIES

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary which, unless otherwise specified in the applicable prospectus supplement relating to the series, will be DTC. Global debt securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

We anticipate that global debt securities will be deposited with, or on behalf of, DTC and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC and, in the case of any interests in global debt securities held through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), the operations and procedures of Euroclear or Clearstream, Luxembourg, as the case may be. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised the issuers that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time. Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us, as applicable, after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy. Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of DTC’s direct and indirect participants and not of DTC, us, any trustee or any underwriters or agents involved in the offering or sale of any debt securities. Payment of principal, premium, if any, and interest, if any, to DTC is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of interests in global debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and a successor depositary for the debt securities of such series is not appointed within 90 days of the notification to us, or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•	an Event of Default under the applicable indenture has occurred and is continuing with respect to the debt securities of any series,

we will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities of that series. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names and in the authorized denominations that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to global debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg. Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global debt security through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a global debt security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on interests in global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the applicable rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global debt security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global debt security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures and such procedures may be discontinued at any time without notice. Neither we nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax considerations applicable to us and to the acquisition, ownership and disposition of our Class A common shares or our debt securities by U.S. holders (as defined below).

This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to us or each investor. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this discussion considers only U.S. holders that will own Class A common shares or debt securities as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	dealers in securities or currencies;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions;

•	taxpayers who hold Class A common shares or debt securities as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders whose functional currency is not the U.S. dollar.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our shareholders or holders of our debt securities. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this summary does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Global Ship Lease’s Class A common shares or debt securities through such entities. Prospective investors may want to consult their tax advisors regarding the specific tax consequences to them of the acquisition, holding or disposition of Class A common shares or debt securities, in light of their particular circumstances.

This summary does not consider the U.S. federal income tax considerations applicable to holders of our preferred shares, warrants, rights or units, and we will set forth certain U.S. federal income tax considerations relating to such securities in the applicable prospectus supplement. This summary assumes that our debt securities will be classified for U.S. federal income tax purposes as our indebtedness. U.S. holders should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. In addition, this discussion assumes that the debt securities are not issued at a premium or in bearer form for U.S. federal income tax purposes and are not subject to special rules relating to contingent payment debt instruments or provide for payment in any currency other than the U.S. dollar. If any debt securities are issued at a premium or in bearer form, or are subject to special rules relating to contingent payment debt instruments or provide for payment in any currency other than the U.S. dollar, we will describe the certain U.S. federal income tax consequences related to the purchase, ownership, and disposition of such debt securities in the applicable prospectus supplement.

Taxation of Global Ship Lease

Taxation of operating income

Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 exemption,” a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax or (2) the net basis tax and branch profits tax.

The 4% gross basis tax

For foreign corporations not engaged in a United States trade or business, the United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on the corporation’s United States source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes time charter and bareboat charter income). The United States source portion of transportation income includes 50% of the income attributable to voyages that begin or end (but not both) in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the transportation income attributable to such voyages is subject to this 4% tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be United States source, we do not expect to have any transportation income from voyages that begin and end in the United States.

The net basis tax and branch profits tax

We do not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or we were to be treated as engaged in a United States trade or business, all or a portion of our taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business, or effectively connected income. Any effectively connected income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%). In addition, an additional 30% branch profits tax would be imposed on us at such time as our after-tax effectively connected income is viewed as having been repatriated to our offshore office. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.

The Section 883 exemption

Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to U.S. source transportation income that qualifies for exemption under Section 883 of the Code. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, which we call an Equivalent Exemption;

•	satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50% ownership test, or 50% Ownership Test, (2) the controlled foreign corporation test, or CFC Test or (3) the “Publicly Traded Test”; and

•	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).

We are organized under the laws of the Republic of the Marshall Islands. Each of the vessels in the fleet is owned by a separate wholly owned subsidiary organized either in the Republic of the Marshall Islands or the Republic of Cyprus. The United States Treasury Department recognizes both the Republic of the Marshall Islands and the Republic of Cyprus as jurisdictions that grant an Equivalent Exemption; therefore, we should meet the first requirement for the Section 883 exemption. Additionally, we intend to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on our ability to satisfy the second requirement enumerated above.

(1) The 50% Ownership Test

In order to satisfy the 50% Ownership Test, a non-United States corporation must be able to substantiate that more than 50% of the value of its shares is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, or Section 883 Regulations) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). We believe that we satisfied the 50% Ownership Test up to and including 2008 due to being a wholly owned subsidiary of CMA CGM until the merger on August 14, 2008 but believe that we may not currently be able to satisfy the 50% Ownership Test due to our lack of knowledge of the direct and indirect owners of entities which own our Class A common shares.

(2) The CFC Test

The CFC Test requires that the non-United States corporation be treated as a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. As discussed below at “Tax Consequences of Holding Class A Common Shares—United States shareholders—Possible treatment as a controlled foreign corporation,” we cannot predict at this time whether we will be a CFC.

(3) The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide, in pertinent part, that shares of a non-United States corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our Class A common shares are listed on the NYSE and are not listed on any other securities exchange. Therefore, our Class A common shares should be treated as primarily traded on an established securities market in the United States. Moreover, the Class A common shares represent more than 50% of both the voting power and value of all classes of our shares.

The Section 883 Regulations also generally provide that shares will be considered to be “regularly traded” on an established securities market if one or more classes of shares in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market during the taxable year. However, even if a class of shares is so listed, it is not treated as regularly traded under the Section 883 Regulations unless (1) trades are made in the common shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year); and (2) the aggregate number of common shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding common shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied with respect to the Class A common shares, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the Class A common shares are regularly quoted by dealers making a market in such Class A common shares. While we anticipate that these trading frequency and trading volume tests will be satisfied each year, satisfaction of these requirements is outside of our control and, hence, no assurances can be provided that we will satisfy the Publicly Traded Test each year.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of shares will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of shares, or 5% Shareholders, own, in the aggregate, 50% or more of the vote and value of that class of shares. This is referred to as the 5% Override Rule. In performing the analysis, we are entitled to rely on current Schedule 13D and 13G filings with the SEC to identify our 5% Shareholders, without having to make any independent investigation to determine the identity of the 5% Shareholder. In the event the 5% Override Rule is triggered, the Section 883 Regulations provide that the 5% Override Rule will nevertheless not apply if the company can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by 5% Shareholders that are considered to be “qualified shareholders”, as defined above, to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the total value of the relevant class of shares held by 5% Shareholders for more than half the number of days during the taxable year.

Based on information that we have as to our shareholders and other matters, we believed that we qualified for the Section 883 exemption for 2013 under the Publicly Traded Test, and expect to so qualify for 2014. However, it is possible that our ownership may change such that qualified shareholders will not own, in the aggregate, a sufficient amount of our shares for more than half the days during the taxable year to preclude the non-qualifying 5% shareholders from owning 50% or more of the total value of our shares held by the 5% Shareholders group, causing the 5% Override Rule to apply. If the 5% Override Rule applies, we would fail the Publicly Traded Test, and may fail to qualify for the Section 883 exemption.

Such an ownership change, and certain other requirements for our shares to be treated as primarily and regularly traded on an established securities market, are outside of our control and, as a result, no assurances can be provided that we will satisfy the Publicly Traded Test for any year. Moreover, since the availability of the Section 883 exemption depends on other matters over which we have no control, we can give no assurances that we will, or will continue to, qualify for the Section 883 exemption.

If we were not to qualify for the Section 883 exemption in any year, the United States income taxes that become payable could have a negative effect on our business, and could result in decreased earnings available for distribution to our shareholders. However, under the charter agreements, CMA CGM has agreed to provide reimbursement for any such taxes.

United States taxation of gain on sale of vessels

If we qualify for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, we will not be subject to U.S. federal income taxation with respect to such gain, assuming that we are not, and has never been, engaged in a U.S. trade or business. Under certain circumstances, if we are so engaged, gain on sale of vessels could be subject to U.S. federal income tax.

Possibility of taxation as a U.S. corporation

Section 7874 of the Code provides that a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated as though it were a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, at least 80% (by vote or value) of the shares of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning shares in the U.S. corporation. Although we believe that this rule should not apply to us in the context of the Merger, there is no definitive legal authority applying the principles of Section 7874 of the Code and, therefore, there can be no assurance that the IRS would not seek to challenge such a position, or that such a challenge would not be successful.

If we were to be treated as a U.S. corporation, our net income would be subject to U.S. federal corporate income tax with the highest statutory rate currently being 35%. The imposition of this tax would likely have a negative effect on our business, financial condition and results of operations.

U.S. Holders

For purposes of this discussion, a U.S. holder is a beneficial owner of our Class A common shares or debt securities that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Tax Consequences of Holding Class A Common Shares

The following summary describes certain U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of our Class A common shares by U.S. holders.

Taxation of dividends paid on Class A common shares

When we make a distribution with respect to our Class A common shares, subject to the discussions of the passive foreign investment company (“PFIC”) and controlled foreign corporation (“CFC”) rules below, a U.S. holder will be required to include in gross income as foreign source dividend income the amount of the distribution to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes on the day such distribution is actually or constructively received by the U.S. holder. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder’s tax basis in the Class A common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Class A common shares.

Subject to the discussions of the PFIC and CFC rules below, in the case of a U.S. holder that is a corporation, dividends that we pay will generally be taxable at regular corporate rates and generally will not qualify for a dividends-received deduction available for dividends received from United States corporations. In the case of certain non-corporate U.S. holders, dividends that we pay generally will be treated as “qualified dividend income” subject to tax at preferential rates, provided that the U.S. holder meets certain holding period and other requirements and we are not a PFIC in the taxable year in which the dividends are paid or in the immediately preceding taxable year.

Taxation of the disposition of Class A common shares

Subject to the discussions of the PFIC and CFC rules below, upon the sale, exchange or other disposition of Class A common shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in our Class A common shares.

Subject to the discussions of the PFIC and CFC rules below, capital gain from the sale, exchange or other disposition of Class A common shares held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange or other disposition of Class A common shares generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange or other disposition of Class A common shares generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of Class A common shares may be subject to limitations, and U.S. holders may want to consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

Consequences of possible passive foreign investment company classification

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. The determination of whether a corporation is a PFIC is made annually. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).

Based on the projected composition of our income and valuation of our assets, we do not expect that we will constitute a PFIC with respect to the current or any future taxable year, although there can be no assurance in this regard. Our expectation is based principally on the position that, for purposes of determining whether we are a PFIC, the majority, if not all, of the gross income we derive from our chartering activities should constitute services income rather than rental income. Correspondingly, we believe such income should not constitute passive income, and the assets owned and operated by us in connection with the production of such income (in particular, the vessels) should not constitute passive assets under the PFIC rules.

We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. There is, however, no direct legal authority under the PFIC rules addressing our current and projected future operations. Accordingly, no assurance can be given that the IRS will not assert that we are a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion. Moreover, no assurance can be given that we will be able to avoid PFIC classification for any future taxable year if we decide to change the nature and/or extent of our operations.

Further, in a case not concerning PFICs, Tidewater Inc. v. U.S., 2009-1 USTC ¶ 50,337, the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should be treated as services income, and the terms of the time charter in that case differ in material respects from the terms of our time charters. Subsequently, the IRS has stated that it disagrees with and will not acquiesce to the rental versus services distinction in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, no assurance can be given that the IRS or a court of law would accept our position, and there is a risk that the IRS or a court of law could determine that the company is a PFIC.

If we were to be classified as a PFIC in any year, each U.S. holder of our Class A common shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a U.S. holder in a taxable year that is greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Class A common shares), and (2) any gain realized upon the sale or other disposition of the Class A common shares. Under these rules:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for our Class A common shares;

•	the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year; and

•	the amount allocated to each of the other taxable years in the U.S. holder’s holding period for our Class A common shares will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In addition, each U.S. holder of our Class A common shares will be required to file an IRS Form 8621 if such U.S. holder holds its shares in any year in which we were classified as a PFIC.

In order to avoid the application of the PFIC rules, U.S. holder of our Class A common shares may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code. In lieu of the PFIC rules discussed above, a U.S. holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of our ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the Class A common shares during the year. If we later distribute the income or gain on which the U.S. holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. holder. A U.S. holder’s tax basis in any Class A common shares as to which a QEF election has been validly made will be increased by the amount included in such U.S. holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. holder. On the disposition of a common share, a U.S. holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. holder’s federal income tax return for the first taxable year for which we are a PFIC or, if later, the first taxable year for which the U.S. holder held common shares. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that we first determine that we are a PFIC, we will use commercially reasonable efforts to provide any U.S. holder of Class A common shares, upon request, with the information necessary for such U.S. holder to make the QEF election. If we do not believe that we are a PFIC for a particular year but it is ultimately determined that we were a PFIC, it may not be possible for a holder to make a QEF election for such year.

In addition to the QEF election, Section 1296 of the Code permits United States persons to make a “mark-to-market” election with respect to marketable shares in a PFIC. If a U.S. holder of our Class A common shares makes a mark-to-market election, such U.S. holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the Class A common shares at the end of the taxable year over such U.S. holder’s adjusted tax basis in the Class A common shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. holder’s adjusted tax basis in the Class A common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. holder’s basis in the Class A common shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). If a U.S. holder makes an effective mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of our Class A common shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The consequences of this election are generally less favorable than those of a QEF election for U.S. holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. holders may want to consult their tax advisors as to the consequences to them of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding shares in a PFIC in light of their particular circumstances.

As previously indicated, if we were to be classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, dividends paid by us would not constitute “qualified dividend income” and, hence, would not be eligible for the preferential rates of U.S. federal income tax.

Possible treatment as a controlled foreign corporation

If more than 50% of the voting power or value of our shares is owned by U.S. persons (within the meaning of the Code) who each own (directly or through application of certain rules of attribution) 10% or more of the voting power of the shares (“U.S. 10% Holders”), we will be a CFC. If we were so treated, there will be additional tax consequences to U.S. 10% Holders. In particular, in each year we are a CFC, such U.S. 10% Holders who directly or indirectly own our shares on the last day of the year will be required to include in ordinary income their pro rata share of our “Subpart F income,” even if no distributions are made, for each such year. Such inclusions will not be eligible for the preferential rates of tax on qualified dividends received by non-corporate taxpayers. In general, Subpart F income will include dividends, interest, royalties and other passive income of ours, but will not include active business income. We believe, and intend to take the position, that the charters we have entered into should not generate passive income, and thus the income generated by our charters should not be treated as Subpart F income to our U.S. 10% Holders, although no assurance can be provided that the IRS will not successfully challenge such position.

Additionally, if we are treated as a CFC, gains realized by a U.S. 10% Holder on the sale or other disposition of Class A common shares may be treated as dividend income to the extent of our certain accumulated earnings and profits. Moreover, for taxable years of a U.S. 10% Holder in which we are a CFC, and our taxable years that end with or within such taxable years of such U.S. 10% Holders, we generally will not be treated as a PFIC with respect to Class A common shares held by such U.S. 10% Holder (but may be treated as a PFIC with respect to other U.S. holders).

We believe that we are not a CFC but cannot predict whether we will become a CFC, and satisfaction of the CFC definitional test is outside of our control. U.S. holders may want to consult their own tax advisors concerning the application of the controlled foreign corporation rules to them in light of their particular circumstances.

Tax Consequences of Holding Debt Securities

The following summary describes certain U.S. federal income tax considerations applicable the acquisition, ownership and disposition of our debt securities by U.S. holders that purchase debt securities pursuant to the applicable offering at their “issue price”.

Taxation on interest payments on debt securities

Except for as set forth below, interest paid to a U.S. holder on a debt security will be includible in such holder’s gross income as ordinary interest income in accordance with the holder’s regular method of tax accounting. In addition, interest on the debt securities will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the debt securities generally will constitute passive category income.

Original issue discount

U.S holders who own debt securities issued with original issue discount (“OID” and such debt securities, “original issue discount securities”) will be subject to special tax accounting rules, as described in greater detail below. In that case, U.S. holders generally must include OID in gross income in advance of the receipt of cash attributable to that income, and generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable pricing supplement if a particular debt security will be an original issue discount security.

A debt security with an “issue price” that is less than its stated redemption price at maturity (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

Notice will be given in the applicable pricing supplement if a particular debt security will bear interest that is not qualified stated interest.

U.S. holders who own debt securities with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at a U.S. holder’s option. Original issue discount securities containing those features may be subject to rules that differ from the general rules discussed herein. U.S. holders considering the purchase of original issue discount securities with those features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to those features since the tax consequences to such U.S. holders with respect to OID will depend, in part, on the particular terms and features of the debt securities.

U.S. holders who own original issue discount securities with a maturity upon issuance of more than one year generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs.

U.S. holders who are the initial purchasers of an original issue discount security must include in income OID in the amount of the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which such U.S. holders held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an original issue discount security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•	the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is generally equal to its issue price increased by the accrued OID for each prior accrual period, and reduced by any payments previously made on the debt security other than a payment of qualified stated interest. Under these rules, U.S. holders will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than certain exempt holders.

The discussion above generally does not address debt securities providing for contingent payments. U.S. holders should carefully examine the applicable pricing supplement regarding the United States federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments.

U.S. holders may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest generally includes stated interest, acquisition discount, OID, de minimis OID. U.S. Holders should consult with their own tax advisors about this election.

Taxation on sale, exchange, redemption or other disposition of debt securities

Upon the sale, exchange, redemption or other disposition of a debt security, a U.S. holder will recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid qualified stated interest, which will be taxable as interest to the extent not previously included in income) and the holder’s adjusted tax basis in such debt security. A U.S. holder’s adjusted tax basis in a debt security generally will equal the cost of such debt security, increased by any OID previously included in income, and reduced by any cash payments on the debt security other than qualified stated interest. Capital gain from the sale, exchange, redemption or other disposition of a debt security held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange, redemption or other disposition of a debt security generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange, redemption or other disposition of a debt security generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange, redemption or other disposition of a debt security may be subject to limitations, and U.S. holders may want to consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

Information Reporting and Back-up Withholding

United States shareholders generally are subject to information reporting requirements with respect to dividends paid on Class A common shares and interest paid on our debt securities, and on the proceeds from the sale, exchange, redemption or disposition of Class A common shares or our debt securities. In addition, a U.S. holder may be subject to back-up withholding on dividends paid on Class A common shares or interest paid on our debt securities, and on the proceeds from the sale, exchange, redemption or other disposition of Class A common shares or our debt securities, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Republic of the Marshall Islands Taxation

Because we do not (and do not expect in the future that we will) conduct business or operations in the Republic of The Marshall Islands, we are not subject to income, capital gains, profits or other taxation under the current laws of the Republic of the Marshall Islands.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of all of the securities that may be offered, other than underwriting discounts and commissions, as follows:

SEC Registration Fee		$69,946*
Printing and Engraving Expenses		**
Legal Fees and Expenses		**
Accountants’ Fees and Expenses		**
NYSE Listing Fee		**
FINRA Filing Fee		**
Blue Sky Fees and Expenses		**
Transfer Agent’s Fees and Expenses		**
Miscellaneous Costs		**

Total	$	**

*	Global Ship Lease, Inc. has previously paid $58,050 with respect to $500,000,000 aggregate initial offering price of securities previously registered and remaining unissued under the Registration Statement on Form F-3 (333-172096), filed by Global Ship Lease, Inc. on February 7, 2011. Pursuant to Rule 457(p), such unutilized filing fees are being applied to the filing fee payable pursuant to this Registration Statement.
**	To be provided by a prospectus supplement or as an exhibit to Report on Form 6–K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the common and preference shares will be passed upon for us by Seward & Kissel LLP. The validity of the warrants, rights, debt securities, guarantees of debt securities and units will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP may rely on the opinions of Seward & Kissel LLP for all matters of the law of the Republic of the Marshall Islands. The validity of guarantees issued by English registrants will be passed upon for us by Norton Rose Fulbright LLP, English counsel to us. The validity of guarantees issued by the Republic of Cyprus registrants will be passed upon for us by Montanios & Montanios, Republic of Cyprus counsel to us.

PLAN OF DISTRIBUTION

We and/or the principal shareholders may sell securities described in this prospectus and any accompanying prospectus supplement through one or more underwriters for public offering and sale, and we and/or the principal shareholders also may sell securities to investors directly, through the exercise of warrants or rights, or through one or more broker–dealers or agents.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us and/or the principal shareholders from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We and/or the principal shareholders will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We and/or the principal shareholders may change the price of the securities offered from time to time.

The principal shareholders may offer their securities in one or more offerings pursuant to one or more prospectus supplements, and each such prospectus supplement will set forth the terms of the relevant offering as described in this section. The principal shareholders also may sell or transfer all or a portion of their shares of our common shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933.

Certain of the principal shareholders have informed us that they may in the future adopt written plans, known as Rule 10b5-1 plans, pursuant to which they will contract with a broker to sell common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the principal shareholder when entering into the plan, without further direction from them. Other than the Rule 10b5¬1 plans, none of the principal shareholders have advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities offered hereby, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the principal shareholders.

If we and/or the principal shareholders use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions (which may involve crosses and block transactions), including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market.

We and/or the principal shareholders may sell the securities directly or through agents designated by us and/or the principal shareholders from time to time, including in connection with a distribution to our security holders of rights to purchase such securities. We and/or the principal shareholders will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us and/or the principal shareholders to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the principal shareholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates and/or the principal shareholders in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

We may offer our units into an existing trading market on terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at–the–market offerings will be described in the prospectus supplement relating thereto.

We and/or the principal shareholders may offer securities solicited directly by us and/or the principal shareholders and sell directly to institutional investors or offers, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

Because FINRA views our common units as a direct participation program, any offering of common units under the registration statement, of which this prospectus forms a part, will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F–3 that we filed with the Securities and Exchange Commission, or SEC or Commission, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $500,000,000 of the securities described in this prospectus in one or more offerings and the principal shareholders may sell up to 10,737,004 shares of our common shares. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of warrants, rights and debt securities, the specific terms of the securities.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC–0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20-F for the year ended December 31, 2013 (File No. 001-34153), filed with the Commission on April 22, 2014;

•	Reports of Foreign Private Issuer on Form 6-K, filed on May 1, 2014 and May 16, 2014; and

•	Registration Statement on Form 8-A for registration of Class A Common Shares, par value $0.01 per share, Warrants, each exercisable for one Common Share and Units, each consisting of one Common Share and one Warrant pursuant to Section 12(b) of the Exchange Act, filed on August 12, 2008.

We are also incorporating by reference all subsequent Annual Reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20–F that we file with the Commission and certain Reports of Foreign Private Issuer on Form 6–K that we file with the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post–effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

c/o Global Ship Lease Services Limited

Portland House

Stag Place

London SW1E 5RS

United Kingdom

+44 (0) 20 7869 8006

ENFORCEMENT OF CIVIL LIABILITIES

We are a Republic of the Marshall Islands company and the guarantor registrants are entities organized in the United Kingdom, the Republic of Cyprus and the Republic of the Marshall Islands. Our and the guarantor registrants’ executive offices are located outside of the United States in the United Kingdom. A majority of our and the guarantor registrants’ directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our and the guarantor registrants’ assets and the assets of our and the guarantor registrants’ directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, (1) there is substantial doubt that the courts of the Republic of the Marshall Islands, the Republic of Cyprus or the United Kingdom would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws, and (2) there is doubt that the courts of the Republic of the Marshall Islands, the Republic of Cyprus or the United Kingdom would recognize or enforce against us or the guarantor registrants or any of our or the guarantor registrants’ officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FORWARD–LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward–looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “continue,” “ongoing,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward–looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward–looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward–looking statements. Forward–looking statements appear in a number of places in this prospectus. These risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	expectations regarding the future growth of the container shipping industry, including the rates of annual demand and supply growth;

•	the overall health and condition of the U.S. and global financial markets;

•	the financial condition of CMA CGM, our charterer and sole source of operating revenue, and its ability to pay charterhire in accordance with the charters;

•	Global Ship Lease’s financial condition and liquidity, including its ability to obtain additional waivers which might be necessary under the existing credit facility or obtain additional financing to fund capital expenditures, vessel acquisitions, and other general corporate purposes;

•	Global Ship Lease’s ability to meet its financial covenants and repay its credit facility;

•	Global Ship Lease’s expectations relating to dividend payments and forecasts of its ability to make such payments including the availability of cash and the impact of constraints under its credit facility;

•	future acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of key employees and crew, number of off-hire days, drydocking and survey requirements, general and administrative costs and insurance costs;

•	general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand;

•	assumptions regarding interest rates and inflation;

•	changes in the rate of growth of global and various regional economies;

•	risks incidental to vessel operation, including piracy, discharge of pollutants and vessel accidents and damage including total or constructive total loss;

•	estimated future capital expenditures needed to preserve its capital base;

•	Global Ship Lease’s expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of its ships;

•	Global Ship Lease’s continued ability to enter into or renew long-term, fixed-rate charters; including the re-chartering of vessels on the expiry of existing charters, or to secure profitable employment for our vessels in the spot market;

•	the continued performance of existing long-term, fixed-rate time charters;

•	Global Ship Lease’s ability to capitalize on its management team’s and board of directors’ relationships and reputations in the containership industry to its advantage;

•	changes in governmental and classification societies’ rules and regulations or actions taken by regulatory authorities;

•	expectations about the availability of insurance on commercially reasonable terms;

•	unanticipated changes in laws and regulations including taxation;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward–looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

Global Ship Lease, Inc.

PROSPECTUS

                    , 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Republic of the Marshall Islands Registrants

(a) Global Ship Lease, Inc. and GSL Alcazar Inc. are incorporated under the laws of the Republic of the Marshall Islands.

The Articles of Incorporation of Global Ship Lease, Inc. provides that it must indemnify its respective directors and officers to the fullest extent authorized by law. Global Ship Lease, Inc. is also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to its respective directors and offices and carry directors’ and officers’ insurance providing indemnification for its respective directors, officers and certain employees for some liabilities.

Section 60 of the BCA (“Section 60”) provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Under Section 60, a corporation shall also have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in the defense of a claim, issue or matter therein, Section 60 dictates that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Additionally, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 60. Such indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Under Section 60, a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of such section.

Republic of Cyprus Registrants

(a) Global Ship Lease 1 Limited, Global Ship Lease 2 Limited, Global Ship Lease 3 Limited, Global Ship Lease 4 Limited, Global Ship Lease 5 Limited, Global Ship Lease 6 Limited, Global Ship Lease 7 Limited, Global Ship Lease 8 Limited, Global Ship Lease 9 Limited, Global Ship Lease 10 Limited, Global Ship Lease 12 Limited, Global Ship Lease 13 Limited, Global Ship Lease 14 Limited, Global Ship Lease 15 Limited, Global Ship Lease 16 Limited and Global Ship Lease 17 Limited are organized under the laws of the Republic of Cyprus.

The Articles of Association of each Republic of Cyprus registrant provides that each such entity indemnify its respective director, auditor, secretary or other officer for the time being of such entity out of its assets against any losses or liabilities which such person may sustain or incur in or about the execution of his duties including liability incurred by him in defending any proceedings whether civil or criminal in which judgment is given in his favor or in which he is acquitted or in connection with any application under Section 383 of the Companies Law of the Republic of Cyprus, Cap. 113 (as amended, the “Cyprus Companies Law”) in which relief is granted to him and no director or other such officer of any such entity shall be liable for any loss, damage or misfortune which may happen to or be incurred by such entity in the execution of the duties of his office or in relation thereto, subject to Section 197 of the Cyprus Companies Law.

Section 383 of the Cyprus Companies Law provides that if in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company it appears to the court that the officer is or may be liable for negligence, default, breach of duty or breach of trust, but he has acted honestly and reasonably and having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused, the court may relieve him wholly or in part on terms which the court thinks fit. The officer himself could apply for relief to the court if he apprehends that such claim may be made against him.

Section 197 of the Cyprus Companies Law provides that any provision in the Articles of Association of a company or in any contract with a company or otherwise exempting any officer from any liability in respect of negligence, default, breach of duty or breach of trust of which he may be guilty or indemnifying him against such liability is void but this section is subject to Section 383 of the Cyprus Companies Law described above and also this section shall not operate to deprive such officer of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force.

England and Wales Registrant

(a) Global Ship Lease Services Limited (“GSLS”) is organized under the laws of England and Wales.

Subject to the provisions of the U.K. Companies Act of 2006, (as amended, re-enacted or consolidated from time to time, the “Companies Act”) and every other act and statutory instrument being in force concerning matters affecting GSLS, but without prejudice to any indemnity to which any person may otherwise be entitled, GSLS’ articles of association (the “Articles”) provide that every director or other officer or auditor of GSLS be indemnified out of the assets of GSLS against any liability, loss or expenditure incurred by such person in the actual or purported execution and/or discharge of his duties and/or the exercise of purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him as an officer or auditor of GSLS and in which judgment is given in his favor or in which he is acquitted or which are otherwise disposed of without any finding or admission of guilt or breach of duty on his part or incurred in connection with any application in which relief is granted to him by the court from liability in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of GSLS.

The directors of GSLS, subject to the provisions of the Companies Act and every other act and statutory instrument being in force concerning matters affecting GSLS, may also arrange insurance cover at the cost of GSLS in respect of any liability, loss or expenditure incurred by any director, officer or auditor of GSLS in relation to anything done or alleged to have been done or omitted as director, officer or auditor.

All statutory references in this Item 8 under the heading “England and Wales Registrant” are to the Companies Act.

Chapter 7 of Part 10 contains, among other things, provisions regarding directors’ liability and the extent to which a company may indemnify its directors. Specifically, Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to a company. Section 232(2) makes similar provisions in respect of indemnities provided for a director, subject to three permitted types of indemnity, each discussed more fully below: (a) liability insurance within Section 233; (b) qualifying third-party indemnity provisions falling within Section 234; and (c) qualifying pension scheme indemnity provisions falling within Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for GSLS to provide an indemnity against liability incurred by a director to someone other than GSLS or an associated company. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an ultimately unsuccessful defense of criminal proceedings or an ultimately unsuccessful defense of civil proceedings brought by a company or its associated companies or in connection with an application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the Companies Act.

Section 235 allows GSLS to provide an indemnity to a director if it is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme. In the circumstances, this is not relevant to the directors of GSLS.

Any indemnity provided under Section 234 or Section 235 must be disclosed in GSLS’ annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of GSLS, disregarding the votes of the director (if a member) and any connected member.

Item 9. Exhibits.

(a) Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement for equity securities

1.2*	Form of Underwriting Agreement for debt securities

4.1	Specimen of Class A Common Share Certificate of Global Ship Lease (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F–1, filed with the Commission on September 12, 2008 (File No. 333–153448))

4.2*	Form of Preferred Share Certificate

4.3*	Form of Warrant Certificate

4.4*	Form of Warrant Agreement

4.5*	Form of Subscription Rights Agreement

4.6*	Form of Subscription Rights Certificate

4.7	Form of Senior Indenture

4.8	Form of Subordinated Indenture

4.9	Form of Debt Securities (included in Exhibits 4.7 and 4.8)

4.10*	Form of Unit Certificate

4.11*	Form of Unit Agreement

5.1	Opinion of Seward & Kissel LLP, Republic of the Marshall Islands counsel, as to the validity of the securities being issued

5.2	Opinion of Simpson Thacher & Bartlett LLP, United States counsel, as to the validity of the securities being issued

5.3	Opinion of Norton Rose Fulbright LLP, English counsel, as to the validity of the securities being issued

5.4	Opinion of Montanios & Montanios, Republic of Cyprus counsel, as to the validity of the securities being issued

12.1	Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Share Dividends

23.1	Consent of PricewaterhouseCoopers

23.2	Consent of Seward & Kissel LLP (included in Exhibits 5.1)

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.2)

23.4	Consent of Norton Rose Fulbright LLP (included in Exhibit 5.3)

23.5	Consent of Montanios & Montanios (included in Exhibit 5.4)

24.1	Powers of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas to Act as Trustee under the senior indenture

25.2	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas to Act as Trustee under the subordinated indenture

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrants and incorporated by reference into this Registration Statement.

Item 10. Undertakings.

The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post–effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrants include in the prospectus, by means of a post–effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post–effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3–19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(d) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(8)	To supplement the prospectus, after the expiration of the subscription period, if any securities not taken by existing securityholders are to be offered to the public, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post–effective amendment will be filed to set forth the terms of such offering.

(9)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S–X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(10)	That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, and, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F–3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on May 28, 2014.

GLOBAL SHIP LEASE, INC.

By:	/S/ IAN WEBBER
Name:	Ian Webber
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Ian Webber and Susan Cook, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys–in–fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post–effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys–in–fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys–in–act and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ IAN WEBBER Ian Webber	Chief Executive Officer (Principal Executive Officer)	May 28, 2014

/S/ SUSAN J. COOK Susan J. Cook	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 28, 2014

/S/ MICHAEL GROSS Michael Gross	Chairman of the Board and Director	May 28, 2014

/S/ HOWARD BOYD Howard Boyd	Director	May 28, 2014

/S/ ANGUS FREW Angus Frew	Director	May 28, 2014

/S/ GUY MOREL Guy Morel	Director	May 28, 2014

/S/ ALAIN WILS Alain Wils	Director	May 28, 2014

/S/ JOHN VAN DE MERWE John van de Merwe	Director	May 28, 2014

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of the aforementioned registrant, has signed this registration statement in the City of Newark, State of Delaware on May 28, 2014.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F–3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on, May 28, 2014.

GLOBAL SHIP LEASE SERVICES LIMITED

By:	/S/ IAN WEBBER
Name:	Ian Webber
Title:	Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Ian Webber and Susan Cook and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys–in–fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post–effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys–in–fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys–in–act and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ IAN WEBBER Ian Webber	Director	May 28, 2014

/S/ SUSAN J. COOK Susan J. Cook	Director	May 28, 2014

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of the aforementioned registrant, has signed this registration statement in the City of Newark, State of Delaware on May 28, 2014.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F–3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on May 28, 2014.

GLOBAL SHIP LEASE 1 LIMITED

GLOBAL SHIP LEASE 2 LIMITED

GLOBAL SHIP LEASE 3 LIMITED

GLOBAL SHIP LEASE 4 LIMITED

GLOBAL SHIP LEASE 5 LIMITED

GLOBAL SHIP LEASE 6 LIMITED

GLOBAL SHIP LEASE 7 LIMITED

GLOBAL SHIP LEASE 8 LIMITED

GLOBAL SHIP LEASE 9 LIMITED

GLOBAL SHIP LEASE 10 LIMITED

GLOBAL SHIP LEASE 12 LIMITED

GLOBAL SHIP LEASE 13 LIMITED

GLOBAL SHIP LEASE 14 LIMITED

GLOBAL SHIP LEASE 15 LIMITED

GLOBAL SHIP LEASE 16 LIMITED

GLOBAL SHIP LEASE 17 LIMITED

By:	/S/ IAN WEBBER
Name:	Ian Webber
Title:	Chief Executive Officer of Global Ship Lease, Inc.

POWER OF ATTORNEY

Each person whose signature appears below appoints Ian Webber and Susan Cook, and each of them, any of whom may act without the joinder of the other, as his true and lawful substitutes for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post–effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ IAN WEBBER Ian Webber	Chief Executive Officer of Global Ship Lease, Inc. (Principal Executive Officer)	May 28, 2014

/S/ SUSAN J. COOK Susan J. Cook	Chief Financial Officer of Global Ship Lease, Inc. (Principal Financial and Principal Accounting Officer)	May 28, 2014

/S/ FRIXOS SAVVIDES Frixos Savvides	Director	May 28, 2014

/S/ ELENI GEORGIADES Eleni Georgiades	Director	May 28, 2014

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of the aforementioned registrant, has signed this registration statement in the City of Newark, State of Delaware on May 28, 2014.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F–3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on, May 28, 2014.

GSL ALCAZAR INC.

By:	/S/ IAN WEBBER
Name:	Ian Webber
Title:	Chief Executive Officer of Global Ship Lease, Inc.

POWER OF ATTORNEY

Each person whose signature appears below appoints Ian Webber and Susan Cook and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys–in–fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post–effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys–in–fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys–in–act and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ IAN WEBBER Ian Webber	Chief Executive Officer of Global Ship Lease, Inc. (Principal Executive Officer)	May 28, 2014

/S/ SUSAN J. COOK Susan J. Cook	Chief Financial Officer of Global Ship Lease, Inc. (Principal Financial and Principal Accounting Officer)	May 28, 2014

/S/ FRIXOS SAVVIDES Frixos Savvides	Director	May 28, 2014

/S/ ELENI GEORGIADES Eleni Georgiades	Director	May 28, 2014

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of the aforementioned registrant, has signed this registration statement in the City of Newark, State of Delaware on May 28, 2014.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi Authorized Representative in the United States